PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 27, 1997)

                                 Citicorp [Logo]

                         U.S. $2,000,000,000 Medium-Term
                             Senior Notes, Series F

                         U.S. $1,000,000,000 Medium-Term
                          Subordinated Notes, Series F

                                  TERMS OF SALE

The following terms may apply to the Notes which Citicorp may sell at one or more times. The final terms for each Note will be included in a Pricing Supplement. For more detail, see "Description of Notes." Citicorp will receive between $2,996,250,000 and $2,910,000,000 of the proceeds from the sale of the Notes, after paying the Agents' commissions of between $3,750,000 and $90,000,000.

o    Mature 9 months to 60 years         o    Certificated or book-entry form

o    Fixed or floating interest rate or  o    Subject to redemption and
     indexed notes or zero-coupon or          repurchase at option of Citicorp
     other original issue discount            or holder
     notes. The floating interest
     holdere formula would be based on:  o    Interest paid on fixed rate notes
                                              semi-annually

o    Commercial paper rate               o    Interest paid on floating rate
o    LIBOR                                    notes monthly, quarterly, semi-
o    Treasury rate                            annually or annually
o    CD rate
o    Federal Funds effective rate        o    Minimum denominations of $50,000
o    Prime rate                               increased in multiples of $1,000
o    CMT rate                                 (minimum denominations may be
                                              less for foreign currency Notes)


The price of the Notes to the public will be set forth in a Pricing Supplement. Citicorp may offer the Notes on a continuous basis through the Agents, each of which has agreed to use its reasonable best efforts when requested by Citicorp to solicit offers to purchase the Notes.

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Neither the Securities and Exchange Commission nor any state securities commission has approved the Notes. Nor has any such organization determined that this Prospectus Supplement is accurate or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts but are unsecured debt obligations of Citicorp. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

--------------------------------------------------------------------------------

This Prospectus Supplement, any Pricing Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered thereby. They also do not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Bear, Stearns & Co. Inc.                                     Merrill Lynch & Co.
Citicorp Securities, Inc.                             Morgan Stanley Dean Witter
Credit Suisse First Boston                              PaineWebber Incorporated
Donaldson, Lufkin & Jenrette                 Prudential Securities  Incorporated
   Securities Corporation                                   Salomon Brothers Inc
Goldman, Sachs & Co.                                           Smith Barney Inc.
Lehman Brothers                                                   UBS Securities


                                October 27, 1997

                                TABLE OF CONTENTS
                              Prospectus Supplement
                                                                       Page No.


Description of Notes...................................................   S-3
  General..............................................................   S-3
  Interest.............................................................   S-5
  Fixed Rate Notes.....................................................   S-7
  Floating Rate Notes..................................................   S-7
  Book-Entry Notes.....................................................  S-15
United States Taxation.................................................  S-17
  United States Holders................................................  S-18
  Payments of Interest.................................................  S-18
  Original Issue Discount..............................................  S-18
  Notes Purchased at a Premium.........................................  S-21
  Purchase, Sale and Retirement of Notes...............................  S-21
  Backup Withholding and Information Reporting.........................  S-21
Plan of Distribution of Notes..........................................  S-22
Validity of the Notes..................................................  S-24
Glossary Supplement....................................................  S-25

                                   Prospectus
Incorporation of Certain Documents by Reference........................     2
Citicorp...............................................................     3
  Holding Company......................................................     3
Use of Proceeds........................................................     3
Ratios of Income to Fixed Charges......................................     4
Description of Notes...................................................     4
  General..............................................................     5
  Form, Exchange, Registration and Transfer............................     7
  Payment and Paying Agents............................................     7
  Global Notes.........................................................     8
  Limitations on Liens on Stock of Citibank, N.A.......................     8
  Defaults; Events of Default..........................................     8
  Meetings, Modification and Waiver....................................    10
  Consolidation, Merger and Sale of Assets.............................    12
  Notices..............................................................    12
  Title................................................................    12
  Replacement of Notes and Coupons.....................................    13
  Defeasance and Covenant Defeasance...................................    13
  Subordination........................................................    13
  Certain Amendments to the Subordinated Indenture.....................    15
  Governing Law........................................................    15
  Concerning the Trustees..............................................    15
Foreign Currency Risks.................................................    16
  General..............................................................    16
  Exchange Rates and Exchange Controls.................................    16
Plan of Distribution...................................................    16
Validity of Securities.................................................    17
Experts................................................................    17
Glossary...............................................................    18

                              DESCRIPTION OF NOTES

         The description in this Prospectus Supplement of the particular terms of the Notes supplements the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus under the heading "Description of Notes." Capitalized terms are used as defined in this Prospectus Supplement. If terms are not defined in this Prospectus Supplement, they have the meanings assigned to them in the accompanying Prospectus. Both this Prospectus Supplement and the Prospectus contain a Glossary that lists the page number on which the definition of a term can be found. The following description of the Notes will apply unless otherwise stated in a Pricing Supplement. When Citicorp refers herein to a Pricing Supplement, it refers to the Pricing Supplement relating to a particular issue of Notes.

General

         Citicorp is offering its Medium-Term Senior Notes, Series F and its Medium-Term Subordinated Notes, Series F by this Prospectus Supplement. Throughout this Prospectus Supplement, the Medium-Term Senior Notes, Series F are referred to as "Senior Notes" and the Medium-Term Subordinated Notes, Series F are referred to as "Subordinated Notes." The Senior Notes and the Subordinated Notes are together referred to as "Notes."

         Citicorp will sell the Notes in issues consisting of one or more Notes of like tenor and having the same issue date. Citicorp will establish certain terms of each issue of Notes at the time of their issue and will set forth the terms in a related supplement to this Prospectus Supplement. Throughout this Prospectus Supplement, each such supplement is referred to as a "Pricing Supplement."

         Unless otherwise indicated in a Pricing Supplement, the Notes, except Zero-Coupon Notes, will bear interest at a fixed rate or a rate determined by reference to an interest rate index or other formula. The Pricing Supplement will set forth such rate or formula. Zero-Coupon Notes will be issued at a discount from their principal amount payable at Maturity. Holders of Zero-Coupon Notes will not receive periodic payments of interest.

         The Senior Notes will be issued under the Indenture, dated as of September 1, 1989, between Citicorp and United States Trust Company of New York, as trustee, as supplemented by a First Supplemental Indenture dated as of September 25, 1990. Throughout this Prospectus Supplement, such Indenture, together with such First Supplemental Indenture and any additional supplemental indentures, is referred to as the "Senior Indenture".

         The Subordinated Notes will be issued under the Indenture, dated as of April 1, 1991, between Citicorp and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee, as supplemented by the First Supplemental Indenture dated as of November 27, 1992 and the Second Supplemental Indenture dated as of December 17, 1996. Throughout this Prospectus Supplement, such Indenture, together with such First Supplemental Indenture, Second Supplemental Indenture and any additional supplemental indentures, is referred to as the "Subordinated Indenture" and the Subordinated Indenture and the Senior Indenture are each referred to as an "Indenture" and together are referred to as the "Indentures".

         The Senior Notes and the Subordinated Notes each constitute a single series for purposes of the applicable Indenture and are limited to an aggregate principal amount of up to U.S. $2,000,000,000 in the case of the Senior Notes, and up to U.S. $1,000,000,000 in the case of the Subordinated Notes. Such limits are subject to reduction by action of Citicorp's Board of Directors. However, no such reduction will affect any Note already issued or as to which an offer to purchase has been accepted by Citicorp. See "Plan of Distribution of Notes" in this Prospectus Supplement. Citicorp may also increase those limits if in the future it determines that it wishes to sell additional Notes.

         The Senior Notes will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes will be unsecured and will rank equally with all other unsecured and subordinated indebtedness of Citicorp, other than subordinated indebtedness which is designated as junior to the Subordinated Notes.

         Citicorp will issue the Notes only in fully registered form and, unless otherwise provided in the Pricing Supplement, only in denominations of U.S. $50,000 and integral multiples of U.S. $1,000 in excess of $50,000.

         The Notes will be represented by one or more global Notes registered in the name of The Depository Trust Company, as depositary, or a nominee of the depositary. If so specified in the Pricing Supplement, the Notes may be issued in definitive form. Throughout this Prospectus Supplement, The Depository Trust Company, as depositary of the global Notes, is referred to as the "Depositary" and each beneficial interest in a global Note is referred to as a "Book-Entry Note."

         The description of the terms of the Notes in this Prospectus Supplement applies to definitive Notes and to any global Note or Notes representing Book-Entry Notes. For a description of special provisions that apply to Book-Entry Notes, see "Book-Entry Notes" below.

         Citicorp may issue the Notes as original issue discount Notes. An "original issue discount Note" is a Note, including any Zero-Coupon Note, which is issued at a price lower than the amount payable at its Stated Maturity. Upon redemption or acceleration of the Stated Maturity of an original issue discount Note, an amount less than the principal amount payable at its Stated Maturity, as determined in accordance with its terms, becomes due and payable. Original issue discount Notes, as well as certain other Notes offered under this Prospectus Supplement, may, for United States federal income tax purposes, be considered "discount Notes". Certain holders of, or owners of beneficial interests in, original issue discount Notes having a Stated Maturity of more than one year from their date of issue will have to include original issue discount in income as it accrues, generally before receipt of cash attributable to such income. Additional United States federal income tax consequences of the ownership of discount Notes are described under "United States Taxation--Original Issue Discount" below. A "Zero-Coupon Note" means a Note that does not bear interest prior to Maturity.

         Citicorp may issue the Notes as indexed notes, as set forth in a Pricing Supplement. Holders of indexed notes may receive a principal amount at Maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. The Pricing Supplement relating to an issue of indexed notes will contain specific information pertaining to the method for determining the principal amount payable at Maturity, a historical comparison of the relative value, rate or price of the specified index, the face amount of the indexed note, certain additional tax considerations, and the manner of calculation of the amount principal or interest payable if the specified index is no longer calculated or published.

         The "Stated Maturity"' of an issue of Notes is the date specified in the Pricing Supplement as the fixed date on which the principal of such Notes is due and payable. The "Maturity" of an issue of Notes is the date on which the principal of such Notes becomes due and payable, whether at Stated Maturity, by acceleration, redemption or otherwise.

         The Pricing Supplement will indicate either that a Note cannot be redeemed prior to its Stated Maturity or that Citicorp may redeem a Note at its option on or after a specified date prior to its Stated Maturity at a specified price or prices (which may include a premium), together with accrued interest to the date of redemption. In addition, the Pricing Supplement will indicate whether Citicorp will be obligated to redeem or purchase a Note pursuant to any sinking fund or analogous provisions or at the option of the holder. If Citicorp will be so obligated, the Pricing Supplement will indicate the period or periods within which and the price or prices at which the applicable Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation and the other detailed terms and provisions of such obligation.

         Unless otherwise indicated in the Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of and any premium and interest on such Notes will be made in U.S. dollars in the manner described in this Prospectus Supplement under "Book-Entry Notes" below and in the accompanying Prospectus under the caption "Description of Notes--Payment and Paying Agents".

         Payments of principal of and any premium and interest payable at Maturity on a Note denominated in U.S. dollars will be made in immediately available funds at the offices of Citibank, N.A., as paying agent, in the Borough of Manhattan, the City of New York, provided that the Note is presented to the paying agent in time for the paying agent to make such payments in such funds in accordance with its normal procedures.

         A holder may present a Note for registration of transfer or exchange at the offices of Citibank, N.A. in the Borough of Manhattan, the City of New York.

         For a description of the rights attaching to series of Notes under the applicable Indenture, see "Description of Notes" in the accompanying Prospectus. The provisions of the Indentures described under "Description of Notes--Defeasance and Covenant Defeasance" in the accompanying Prospectus apply to the Notes.

Interest

         Each Note, except a Zero-Coupon Note, will bear interest at either (a) a fixed rate or rates or (b) a variable rate, unless otherwise indicated in the Pricing Supplement. Throughout this

Prospectus Supplement, a Note which bears interest at a fixed rate is referred to as a "Fixed Rate Note" and a Note which bears interest at a variable rate is referred to as a "Floating Rate Note." Holders of Zero-Coupon Notes will receive no periodic payments of interest on such Notes.

         Each Note, except a Zero-Coupon Note, will bear interest from and including its issue date, or from and including the most recent Interest Payment Date (or, in the case of a Floating Rate Note with daily or weekly Interest Reset Dates, the day following the most recent Regular Record Date) with respect to which interest on such Note has been paid or duly provided for, until the principal of such Note is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Maturity.

         Interest will be payable generally to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date. However, interest payable at Maturity will be payable to the person to whom principal will be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the second Interest Payment Date following the issue date of such Note to the registered owner on the Regular Record Date immediately preceding such Interest Payment Date.

         Unless otherwise specified in the Pricing Supplement, interest will accrue on the Notes of any issue from the period beginning on and including the issue date of such Notes and ending on and excluding the first Interest Payment Date with respect to such Notes and each successive period beginning on and including each Interest Payment Date and ending on and excluding the next successive Interest Payment Date or at Maturity. Throughout this Prospectus Supplement, each such period is referred to as an "Interest Period".

         The "Interest Payment Dates" with respect to any Note are the dates on which accrued interest on such Note is due and payable, as specified in the Pricing Supplement. The Interest Payment Dates for Fixed Rate Notes will occur semi-annually in each year and at Maturity. If any Interest Payment Date with respect to a Fixed Rate Note falls on a day that is not a Market Day, payments due will be made on the next succeeding Market Day as if they were made on the date they were due and no interest will accrue on the amounts payable for the period from and after such Interest Payment Date. If any Interest Payment Date with respect to a Floating Rate Note, other than that occurring on Maturity, falls on a day that is not a Market Day, such Interest Payment Date will be the next succeeding Market Day. However, in the case of a LIBOR Note, if the next succeeding Market Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Market Day. If the Maturity with respect to any Floating Rate Note falls on a day that is not a Market Day, payments due will be made on the next succeeding Market Day. Such payments will be made as if they were made on the date they were due and no interest will accrue on the amounts payable for the period from and after Maturity.

         Unless otherwise indicated in the Pricing Supplement, the "Regular Record Date" for Fixed Rate Notes and Floating Rate Notes is the date 15 calendar days prior to each Interest Payment Date, whether or not such date is a Market Day.

         In addition to any Maximum Interest Rate which may be applicable to any Note, the interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. The limit does not apply to Notes in which U.S. $2,500,000 or more has been invested.

Fixed Rate Notes

         The Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Note. Unless otherwise indicated in the Pricing Supplement, interest payments for Fixed Rate Notes will be the amount of interest accrued to but excluding the relevant Interest Payment Date. Interest on such Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Notes

         The Pricing Supplement relating to a Floating Rate Note will designate an interest rate index for such Floating Rate Note. Such index may be:

                  (a) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note";

                  (b) LIBOR, in which case such Note will be a "LIBOR Note";

                  (c) the Treasury Rate, in which case such Note will be a "Treasury Rate Note";

                  (d) the Certificate of Deposit Rate, in which case such Note will be a "CD Rate Note";

                  (e) the Federal Funds Effective Rate, in which case such Note will be a "Federal Funds Rate Note";

                  (f) the Prime Rate, in which case such Note will be a "Prime Rate Note";

                  (g) the Constant Maturity Treasury Rate, in which case such Note will be a "CMT Rate Note"; or

                  (h) such other interest rate index or formula as is set forth in such Pricing Supplement.

         In addition, such Pricing Supplement will specify for each Floating Rate Note the following terms, if applicable: Calculation Dates; Initial Interest Rate; Maximum Interest Rate; Minimum Interest Rate; Spread and/or Spread Multiplier; Interest Payment Dates; Regular Record Dates; Index Maturity; Interest Determination Dates and Interest Reset Dates.

         "Spread" means the number of basis points specified in the Pricing Supplement to be added to the interest rate for a particular Floating Rate Note. "Spread Multiplier" means the percentage specified in the Pricing Supplement to be multiplied by the interest rate for a particular Floating Rate Note.

         "Calculation Date" means the date specified in the Pricing Supplement on which the interest rate for a Floating Rate Note will be calculated.

         "Market Day" means any day that is not a Saturday or Sunday or a day on which banking institutions generally are authorized or obligated by law or executive order to close in the City of New York. With respect to LIBOR Notes only, "Market Day" means any such day on which dealings in deposits in U.S. dollars are also transacted in the London interbank market.

         The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as specified in the Pricing Supplement. The date on which the rate of interest is so reset is referred to throughout this Prospectus Supplement as the "Interest Reset Date." The interest rate in effect from the issue date of a Floating Rate Note to the first Interest Reset Date will be the "Initial Interest Rate" and will be set forth or calculated as described in the Pricing Supplement. Unless otherwise specified in the Pricing Supplement, the interest rate in effect for the ten days immediately prior to Maturity of any installment of principal will be that in effect on the tenth day preceding the Maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day, the Interest Reset Date for such Floating Rate Note will be the next succeeding Market Day. However, in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Market Day.

         "Interest Determination Date" means, with respect to any Note, the date, as specified in the Pricing Supplement, as of which the rate of interest in effect on an Interest Reset Date will be determined. Unless otherwise specified in the Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Floating Rate Note other than a Treasury Rate Note will be the second Market Day preceding such Interest Reset Date. For a Treasury Rate Note, it will be the day of the week on which Treasury bills are auctioned in the week in which such Interest Reset Date falls. Treasury bills are normally sold at auction on Monday of each week. However, if that day is a legal holiday, the auction is usually held on the following Tuesday or, sometimes, on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date falls on a day which would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date will be the first Market Day immediately following such auction date.

         If specified in the Pricing Supplement, a Floating Rate Note may have either a Maximum Interest Rate or a Minimum Interest Rate or both. A "Maximum Interest Rate" is a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any Interest Period. A "Minimum Interest Rate" is a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any Interest Period.

        Unless otherwise indicated in the Pricing Supplement, interest payments for a Floating Rate Note will be the amount of interest accrued to, but excluding, the Interest Payment Date or Maturity. However, if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on any Interest Payment Date, other than interest payable on any date on which principal on any such Note is payable, will only include interest accrued to and including the next preceding Regular Record Date.

         Accrued interest on any Floating Rate Note from its issue date or from the last date to which interest has been paid or duly provided for is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the issue date or from the last date to which interest has been paid or duly provided for, as the case may be, to the date for which accrued interest is being calculated. Unless otherwise specified in the Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such date by 360 (or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes).

         Unless otherwise specified in the Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. All dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

         Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect. The Calculation Agent will also provide, if it has been determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date. The "Calculation Agent" means the agent appointed by Citicorp to calculate interest rates for Floating Rate Notes. Unless otherwise provided in an Pricing Supplement, the Calculation Agent will be Citibank, N.A.

         Commercial Paper Rate Notes. Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Pricing Supplement.

         Unless otherwise indicated in the Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (calculated as described below) of the rate quoted on a discount basis on such date for commercial paper having the Index Maturity specified in the Pricing Supplement as published in H.15(519) under the heading "Commercial Paper- Nonfinancial". If such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Interest Determination Date for commercial paper having the Index Maturity specified in the Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper". If such rate on such Calculation Date is neither published in H.15(519) by 9:00 A.M., New York City time, nor in Composite Quotations by 3:00 P.M., New York City time, the Commercial Paper Rate for that Interest Determination Date will be calculated by the Calculation Agent. In such case, the Commercial Paper Rate will be the Money

Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on that Interest Determination Date, of three leading dealers of commercial paper in the City of New York selected by the Calculation Agent for commercial paper having the Index Maturity specified in the Pricing Supplement placed for an industrial issuer whose senior unsecured bond rating is "Aa", or the equivalent, from a nationally recognized rating agency. If the dealers selected by the Calculation Agent are not quoting, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

         "Money Market Yield" is a yield (expressed as a percentage) calculated in accordance with the following formula:

                                            D x 360
                     Money Market Yield = ------------ x 100
                                         360 - (D x M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

         "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate index is based, as indicated in the Pricing Supplement. "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York. "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

         LIBOR Notes. Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the Pricing Supplement.

         Unless otherwise indicated in the Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

                  (a) With respect to any Interest Determination Date, LIBOR will be, as specified in the Pricing Supplement, either (i) the rate for deposits in U.S. dollars having the Index Maturity specified in the Pricing Supplement, commencing on the second Market Day immediately following the Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 A.M. on that Interest Determination Date, or (ii) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the Pricing Supplement, commencing on the second Market Day immediately following such Interest Determination Date, which appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks or a comparable display, as determined in the sole discretion of and selected by the Calculation Agent, of London interbank offered rates or major bank offered rates, as may be available from a similar service). "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service (or such other page or pages as may replace such page on the system for the purpose of displaying London interbank offered rates of major banks). If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on Telerate Page 3750, as applicable, LIBOR for such Interest Determination Date will be determined as described in (b) below. The selection of the Reuters Screen LIBO Page or the Telerate
Page 3750 will be as specified in the Pricing Supplement. If neither
Reuters Screen LIBO or Telerate Page 3750 is specified in the Pricing

         Supplement, LIBOR will be determined as if Telerate Page 3750 had been specified.

                  (b) With respect to an Interest Determination Date on which fewer than two offered rates for the applicable Index Maturity appear on the Telerate Page 3750 as specified in (a)(i) above, or on which no rate appears on the Reuters Screen LIBO Page as specified in (a)(ii) above, LIBOR will be determined by the Calculation Agent. In such case, the Calculation Agent will determine LIBOR on the basis of the rates on such Interest Determination Date at approximately 11:00 A.M., London time, at which deposits in U.S. dollars having the Index Maturity designated in the Pricing Supplement, commencing on the second Market Day immediately following such Interest Determination Date and in a principal amount of not less than U.S. $1,000,000 and representative for a single transaction in such market at such time, are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the applicable Index Maturity commencing on the second Market Day immediately following such Interest Determination Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If the banks selected by the Calculation Agent are not quoting, LIBOR will be LIBOR in effect on such Interest Determination Date.

         Treasury Rate Notes. Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Pricing Supplement.

         Unless otherwise indicated in the Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)". If not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Treasury Rate will be the auction average rate (expressed as a bond equivalent,
on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity specified in the Pricing Supplement are neither published nor announced as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent. In such case, the Treasury Rate will be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity. If the dealers selected by the Calculation Agent are not quoting, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date.

         CD Rate Notes. Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the Pricing Supplement.

         Unless otherwise indicated in the Pricing Supplement, "CD Rate " means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If such rate is neither published in H.15(519) nor in Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the CD Rate for such Interest Determination Date will be calculated by the Calculation Agent. In such case, the CD Rate will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in the City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity specified in the Pricing Supplement in a denomination of $5,000,000. If the dealers selected by the Calculation Agent are not quoting, the CD Rate will be the CD Rate in effect on such Interest Determination Date.

         Federal Funds Rate Notes. Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread and/or Spread Multiplier, if any) specified in the Pricing Supplement.

         Unless otherwise indicated in the Pricing Supplement, "Federal Funds Effective Rate" means, with respect to any Interest Determination Date, the rate on that date for federal funds having the Index Maturity specified in the Pricing Supplement as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not so published by 3:00 P.M., New York

City time, on the Calculation Date pertaining to such Interest
Determination Date, the Federal Funds Effective Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is neither published in H.15(519) nor in Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the Federal Funds Effective Rate for such Interest Determination Date will be calculated by the Calculation Agent. In such case, the Federal Funds Effective Rate will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in the City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Interest Determination Date. If the brokers selected by the Calculation Agent are not quoting, the Federal Funds Effective Rate will be the Federal Funds Effective Rate in effect on such Interest Determination Date.

         Prime Rate Notes. Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Pricing Supplement.

         Unless otherwise indicated in the Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent. In such case, the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as such bank's prime rate or base lending rate as in effect for that Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for the Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Interest Determination Date by four major money center banks in the City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in the City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State, having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates. If the banks selected are not quoting, the Prime Rate will be the Prime Rate in effect on such Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

         CMT Rate Notes. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and any Pricing Supplement.

         Unless otherwise specified in the Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the Index Maturity for (i) if the Designated CMT Telerate Page is 7055, such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as set forth in the Pricing Supplement, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Index Maturity as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Index Maturity (or other United States Treasury rate for the Index Maturity) for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent. In such case, the CMT Rate will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York (which may include an Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Index Maturity and a remaining term to maturity of not less than such Index Maturity minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Index Maturity and a remaining term to maturity closest to the Index Maturity and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated. If fewer than three Reference Dealers selected by the Calculation Agent are quoting, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the fourth preceding sentence have remaining terms to maturity equally close to the Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

         "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the Pricing Supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

Book-Entry Notes

         Upon issuance, all Book-Entry Notes of the same issue will be represented by one or more global Notes. Such global Notes are referred to throughout this Prospectus Supplement as the "global Notes." Each global Note will be deposited with, or on behalf of, the Depositary, located in the Borough of Manhattan, the City of New York, and will be registered in the name of the Depositary or a nominee of the Depositary. Unless otherwise specified in the Pricing Supplement, all global Notes will be denominated in U.S. dollars only.

         Ownership of Book-Entry Notes will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of Book-Entry Notes by participants will only be evidenced by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee, as the case may be. Ownership of Book-Entry Notes by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer Book-Entry Notes.

         Citicorp has been advised by the Depositary that upon the issuance of a global Note, and the deposit of such global Note with or on behalf of the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the Book-Entry Notes represented by such global Note to the accounts of participants. The soliciting Agent will designate the accounts to be credited or, if such Notes are offered and sold directly by Citicorp, Citicorp will designate the accounts to be credited.

         Payments of principal of and any premium and interest on Book-Entry Notes represented by global Notes registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and the holder of the global Notes representing such Book-Entry Notes. Such payments to the Depositary or its nominee, as the case may be, will be made in immediately available funds at the offices of Citibank, N.A., as paying agent, in the Borough of Manhattan, the City of New York. In the case of payments of principal and any premium, the global Notes must be presented to the paying agent in time for the paying agent to make such payments in such funds in accordance with its normal procedures. None of Citicorp or either trustee, or any agent of Citicorp or either trustee, will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to, or payments made on account of, Book-Entry Notes. Neither will any such entity have any liability or responsibility for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such Book-Entry Notes.

         The Depositary has advised Citicorp that, upon receipt of any payment of principal of or any premium or interest in respect of a global Note, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants. The Depositary will credit such account with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Note as shown on the records of the Depositary. Payments by participants to owners of Book-Entry Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants.

         No global Note described above may be transferred except as a whole by the Depositary for such global Note to a nominee of the Depositary or by a nominee of the Depositary to another nominee of the Depositary.

         Book-Entry Notes represented by a global Note are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if:

                  (a) the Depositary notifies Citicorp that it is unwilling or unable to continue as Depositary for such global Note;

                  (b) at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended;

                  (c) Citicorp in its sole discretion determines that such Book-Entry Notes will be exchangeable for definitive Notes in registered form; or

                  (d) any event has happened and is continuing which, after notice or lapse of time, or both, would become an Event of Default with respect to such Notes.

Any global Note representing Book-Entry Notes that is exchangeable will be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in denominations of U.S. $50,000 and integral multiples of U.S. $1,000 in excess of $50,000, unless otherwise specified in the Pricing Supplement.

         Definitive Notes will be registered in the name or names of such person or persons as the Depositary instructs the security registrar. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of Book-Entry Notes.

         Except as provided above, owners of Book-Entry Notes will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders of Notes for any purpose under the applicable Indenture. Except as provided above, no global Note representing Book-Entry Notes will be exchangeable, except for another global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a Book-Entry Note must rely on the procedures of the Depositary to exercise any rights of a holder under the applicable Indenture. In addition, if such person is not a participant, such person must rely on the procedures of the participant through which such person owns its interest. Each Indenture provides that the Depositary, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable Indenture. Citicorp understands that under existing industry practices, in the event that Citicorp requests any action of holders or an owner of a Book-Entry Note desires to give or take any action a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants owning the relevant Book-
Entry Notes to give or take such action. Such participants would then authorize beneficial owners to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         The Depositary has advised Citicorp that it is a limited-purpose trust company organized under the laws of the State of New York. The Depositary has also advised Citicorp that it is a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thus eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                             UNITED STATES TAXATION

         The following is a summary of the principal United States federal income tax consequences of the ownership and disposition of Notes by United States Holders. It deals only with Notes held as capital assets by initial purchasers. It does not deal with special classes of holders, such as dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding Notes as a hedge or hedged against currency risks or as part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed Treasury regulations under the Code, published rulings and court decisions, as currently in effect, all of which are subject to change, possibly with retroactive effect. In particular, the discussion of original issue discount ("OID") is based in part on Treasury regulations under the OID and related provisions of the Code (the "regulations"). The discussion below applies only to Notes having a term of 30 years or less; the United States federal income tax consequences of ownership of Notes having a term in excess of 30 years will be discussed in the Pricing Supplement. In addition, any special United States tax consequences of indexed notes or Notes providing for payments denominated in or determined by reference to a foreign currency will be discussed in the Pricing Supplement.

        Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations, as well as the application of state or local laws or the laws of any other taxing jurisdiction.

United States Holders


         As used in this Prospectus Supplement, "United States Holder" means a beneficial owner of a Note who or which is (i) a citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any political subdivision of the United States, or (iii) a person otherwise subject to United States federal income taxation on a net income basis in respect of a Note.

Payments of Interest

         Interest on a Note, other than interest on a discount Note (as defined below) that is not "qualified stated interest" (as defined below) will be taxable to a United States Holder as ordinary interest income at the time it is accrued or is received depending on the United States Holder's method of accounting for tax purposes.

Original Issue Discount

         General. For United States federal income tax purposes, a Note, other than a Note with a term of one year or less (a "short term note"), will be treated as issued at an original issue discount (a "discount Note") if the excess of its "stated redemption price at maturity" over its issue price is more than a "de minimus amount" (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold. The stated redemption price at maturity of a Note is the total of all payments provided by the Note that are not payments of "qualified stated interest". A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules are provided for "variable rate Notes" (as defined below).

         In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimus amount"), then such excess, if any, constitutes "de minimus OID". An allocable portion of such de minimus OID must be included in a United States Holder's income as principal payments are made on the Note. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimus OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

         Inclusion of Original Issue Discount in Income. United States Holders (including cash basis United States Holders) of discount Notes having a maturity of more than one year from their date of issue must include OID in income as it accrues on a constant yield basis, generally before the receipt of cash attributable to such income and generally in increasingly greater amounts over the life of the Note. The amount of discount includible in income by the holder of a discount Note is the sum of the daily portions of discount with respect to the discount Note for each day during the taxable year or portion of the taxable year in which it holds such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to such accrual period.

         Acquisition Premium. A United States Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make an election to treat all interest as OID is permitted to reduce the daily portions of OID proportionately over the life of the Note.

         Market Discount. A Note, other than a short-term Note, will be treated as purchased at a market discount (a "market discount Note") if (i) the amount for which a United States Holder purchased the Note is less than the Note's issue price (as determined above under "Original Issue Discount--General") and
(ii) the Note's stated redemption price at maturity, or, in the case of a discount Note, the Note's "revised issue price", exceeds the amount for which the United States Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a market discount Note, then such excess constitutes "de minimus market discount". The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

         Any gain recognized on the maturity or disposition of a market discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a market discount Note may elect to include market discount in income currently over the life of the Note. Such an election will apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service (the "Service"). A United States Holder of a market discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

         Notes Subject to Contingencies Including Optional Redemption. If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in an Pricing Supplement.

        Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if Citicorp has an unconditional option or options to redeem a Note, or the holder has an unconditional option or options to cause a Note to be repurchased, prior to the Note's stated maturity, then (i) in the case of an option or options of Citicorp, Citicorp will be deemed to exercise or not exercise an option or combination or options in the manner that minimizes the yield on the Note and (ii) in case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. For purposes of those calculations, the yield on the Note is to be determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

         If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, solely for purposes of the accrual of OID, the yield and maturity of the Note are to be redetermined by treating the Note as reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date, except to the extent that a portion of the Note is repaid as a result of a change in circumstances.

         Variable Rate Notes. In general, a Note is a "variable rate Note" if
(i) the Note's issue price does not exceed the total noncontingent principal payments on the Note by more than a specified amount and (ii) the Note provides for stated interest payments that are unconditionally payable at least annually at one or more qualifying variable rates. It is expected that Floating Rate Notes will generally qualify as variable rate Notes; the United States federal income tax consequences of any Floating Rate Note that does not qualify as a variable rate Note will be discussed in the Pricing Supplement.

         In general, if a variable rate Note provides for stated interest at a single qualifying variable rate, all interest on the Note is qualified stated interest and the amount of OID on the Note is calculated using the value of the rate on the issue date (if the variable rate reflects or inversely reflects contemporaneous variations in the cost of newly borrowed funds and meets certain other requirements) or the yield reasonably expected for the Note (if the variable rate is determined by reference to objective financial or economic information not within the control of or unique to the circumstances of the issuer or a related party). If the variable rate Note does not provide for stated interest at a single qualifying variable rate, interest and OID accruals are generally calculated by constructing an equivalent fixed rate Note (using for each variable rate, depending on its type, the value of the rate as of the issue date or a rate reflecting the expected yield on the Note). For this purpose, a variable rate Note that provides for a fixed interest rate during any period is treated as if it provided instead for a variable rate; the substitute variable rate must be such that it would not, upon replacing the fixed rate, change the fair market value of the Note.

         Short-Term Notes. In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue OID (as specifically defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United

States Holders and certain other United States Holders are required to accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized. For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

Notes Purchased at a Premium

         A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium", in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. Any election to amortize bond premium will apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or acquired after that time by the United States Holder, and is irrevocable without the consent of the Service.

Purchase, Sale and Retirement of Notes

         A United States Holder's tax basis in a Note will be its cost, increased by the amount of any OID or market discount previously included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimus original issue discount or de minimus market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. Gain or loss will be recognized upon the sale or retirement of a Note equal to the difference between the amount realized upon the sale or retirement (less any accrued but unpaid interest, which will be taxable as such) and the tax basis in the Note. Except to the extent described under "Original Issue Discount--Short-Term Notes" or "Original Issue Discount--Market Discount", such gain or loss will be capital gain or loss. Long-term capital gain of an individual United States Holder is generally subject to a maximum tax rate of 28% for property held for more than one year. The maximum rate is reduced to 20% in the case of property held for more than 18 months.

Backup Withholding and Information Reporting

         Payments of principal (including OID, if any) and any premium and interest made within the United States by Citicorp or any of its paying agents are generally subject to information reporting and possibly to "backup withholding" at a rate of 31%.

         Payments of the proceeds from the sale of a Note to or through a broker are generally subject to information reporting and backup withholding. However, backup withholding will generally not apply to United States Holders other than certain noncorporate holders who fail to supply an accurate taxpayer identification number or who fail to report all interest and dividend income required to be shown on their federal income tax returns.

                          PLAN OF DISTRIBUTION OF NOTES

         Citicorp may offer the Notes on a continuous basis through the Agents under the terms of a selling agent agreement dated as of October 27, 1997, as amended from time to time, between Citicorp and the Agents. Each of the Agents has agreed to use its reasonable best efforts when requested by Citicorp to solicit offers to purchase the Notes.

         Unless otherwise specified in the Pricing Supplement, the "Agents" are Bear, Stearns & Co. Inc., Citicorp Securities, Inc., Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated, Salomon Brothers Inc, Smith Barney Inc. and UBS Securities LLC.

         Citicorp will pay each Agent a commission (or grant a discount) ranging from .125% to 3.00% of the principal amount of each Note, depending on its Stated Maturity, sold through such Agent. Citicorp also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent or, if so agreed, at a fixed public offering price. In such event, it is expected that Citicorp will receive proceeds from the sale of the Notes within the range set forth on the cover page of this Prospectus Supplement. The Agents may sell to or through dealers who may resell to investors. The Agents may pay all or part of their discount or commission to such dealers. The offering price and other selling terms for such resales may from time to time be varied by such Agent. Citicorp has reserved the right to sell Notes directly to investors on its own behalf and to enter into agreements similar to the selling agent agreement with other parties. No commission will be payable nor will a discount be allowed on any sales made directly by Citicorp.

         Citicorp will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, without notice to Citicorp, to reject any offer to purchase Notes received by it, in whole or in part.

         Citicorp will not list the Notes on any securities exchange, unless otherwise indicated in the Pricing Supplement. Citicorp gives no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. Citicorp reserves the right to withdraw, cancel or modify the offer made by this Prospectus Supplement and the Pricing Supplement without notice.

         This Prospectus Supplement and Prospectus may be used by Citicorp Securities, Inc., a wholly owned subsidiary of Citicorp, in connection with offers and sales related to secondary market transactions in the Notes. Citicorp Securities, Inc. may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

         If an affiliate or subsidiary of Citicorp participates in the offer and sale of the Notes, such participation will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding underwriting securities of an affiliate. No Citicorp affiliate or subsidiary which is a member of the National Association of Securities Dealers, Inc. and which is participating in offers and sales of the Notes will execute a transaction in the Notes in a discretionary account without the prior written specific approval of the member's customer.

         Unless otherwise indicated in the Pricing Supplement, payment of the purchase price of Notes will be required to be made in funds immediately available in the City of New York.

          The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any discounts or commissions received by them from Citicorp and any profit realized by them on the sale or resale of the Notes may be deemed to be underwriting discounts and commissions. Citicorp has agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under the Securities Act of 1933, as amended. Citicorp has agreed to reimburse the Agents for certain expenses.

         In addition to offering Notes through the Agents as described in this Prospectus Supplement, Citicorp may in the future, concurrently with the offering of the Notes, offer other medium-term notes (but constituting one or more separate series of notes for purposes of the applicable Indenture) on a continuing basis in and outside the United States. Such medium-term notes may include medium-term notes that have terms substantially similar to the terms of the Notes.

         The Agents may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying Notes so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Agents to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

         The Agents each engage in transactions with and perform services for Citicorp in the ordinary course of business.

                              VALIDITY OF THE NOTES

         Stephen E. Dietz, as an Associate General Counsel of Citibank, N.A., will pass upon the validity of the Notes for Citicorp. Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, will pass upon the validity of the Notes for the Agents. The opinions of Mr. Dietz and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by Citicorp and the applicable Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions. Mr. Dietz owns or has the right to acquire a number of shares of common stock of Citicorp equal to less than 0.01% of the outstanding common stock of Citicorp.

                               GLOSSARY SUPPLEMENT

                                           Page

Agents....................................  S-22
Book-Entry Note...........................  S-4
Calculation Agent.........................  S-9
Calculation Date..........................  S-8
CD Rate...................................  S-12
CD Rate Note..............................  S-7
CMT Rate..................................  S-14
CMT Rate Note.............................  S-7
Code......................................  S-17
Commercial Paper Rate.....................  S-9
Commercial Paper Rate Note................  S-7
Composite Quotations......................  S-10
Depositary................................  S-4
Designated CMT Telerate Page..............  S-15
Federal Funds Effective Rate..............  S-12
Federal Funds Rate Note...................  S-7
Fixed Rate Note...........................  S-6
Floating Rate Note........................  S-6
H.15(519).................................  S-10
Indenture.................................  S-3
Index Maturity............................  S-10
Initial Interest Rate.....................  S-8
Interest Determination Date...............  S-8
Interest Payment Date.....................  S-6
Interest Period...........................  S-6
Interest Reset Date.......................  S-8
LIBOR.....................................  S-10
LIBOR Note................................  S-7
Market Day................................  S-8
Maturity..................................  S-5
Maximum Interest Rate.....................  S-8
Minimum Interest Rate.....................  S-8
Money Market Yield........................  S-10
Notes.....................................  S-3
OID.......................................  S-17
Pricing Supplement........................  S-3
Prime Rate................................  S-13
Prime Rate Note...........................  S-7
Reference Dealer..........................  S-14
Regular Record Date.......................  S-6
Reuters Screen LIBO Page..................  S-10
Reuters Screen USPRIME1 Page..............  S-13
Senior Indenture..........................  S-3
Senior Notes..............................  S-3
Service...................................  S-19
Spread....................................  S-8
Spread Multipler..........................  S-8
Stated Maturity...........................  S-5
Subordinated Indenture....................  S-3
Subordinated Notes........................  S-3
Telerate Page 3750........................  S-11
Treasury Notes............................  S-14
Treasury Rate.............................  S-11
Treasury Rate Note........................  S-7
United States Holder......................  S-18
Zero-Coupon Notes.........................  S-4

                                                    CITICORP [LOGO]


                                            CITICORP MAY USE THIS PROSPECTUS
                                                        TO OFFER -


                                                      SENIOR NOTES
                                                   SUBORDINATED NOTES


                                         We will provide the specific terms of
                                         these securities in supplements to this
                                         Prospectus. You should read this
                                         Prospectus and the supplements
                                         carefully before you invest.


Neither the Securities and Exchange
Commission, the Commissioner of
Insurance of the State of North
Carolina nor any state securities
commission has approved these
securities. Nor has any such
organization determined that this
prospectus is accurate or complete. Any
representation to the contrary is a
criminal offense.

These securities are not deposits or
savings accounts but are unsecured debt
obligations of Citicorp. These
securities are not insured by the
Federal Deposit Insurance Corporation
or any other governmental agency or
instrumentality.


                                                                        Citicorp
                                                                 399 Park Avenue
                                                        New York, New York 10043

                                                                October 27, 1997

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Citicorp is subject to the information requirements of the Securities Exchange Act of 1934, as amended. As required by such Act, Citicorp files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any Citicorp reports, proxy statements and other information filed with the SEC at the SEC's Public Reference Room in Washington, D.C. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. Citicorp's SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Certain of Citicorp's SEC filings are available to the public on Citicorp's Internet site (http://www.citicorp.com). Citicorp's common stock is listed on the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange.

         The following documents, filed with the SEC by Citicorp pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended, are incorporated by reference in this Prospectus as of their respective filing dates:

         o Annual Report and Form 10-K for the fiscal year ended December 31, 1996;

         o Financial Reviews and Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and

         o Current Reports on Form 8-K dated January 21, 1997, April 15, 1997, July 15, 1997 and October 21, 1997.

         All of the following documents which are filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and prior to the termination of the offering of the securities offered by this Prospectus are incorporated by reference into and are a part of this Prospectus:

         o Reports filed by Citicorp pursuant to Sections 13(a) and (c) of such Act;

         o Any definitive proxy or information statements filed pursuant to Section 14 of such Act in connection with any subsequent stockholders' meeting; and

         o        Any reports filed pursuant to Section 15(d) of such Act.

Any statement contained in this Prospectus or in a document incorporated by reference in this Prospectus is modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is incorporated by reference in this Prospectus or in the Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this Prospectus.

         You should rely only on the information contained in this Prospectus, any Prospectus Supplement or any Pricing Supplement. Citicorp has not authorized anyone to provide you with any other information. The information in this Prospectus, any Prospectus Supplement and any Pricing Supplement is correct only as of the respective date of each document.

                                    CITICORP

         Citicorp, whose principal subsidiary is Citibank, N.A., is a holding company incorporated under the laws of the State of Delaware on December 4, 1967. The principal office of Citicorp is located at 399 Park Avenue, New York, New York 10043; its telephone number is (212) 559-1000. Through its subsidiaries and affiliates, including Citibank, N.A., Citicorp is a global financial services organization serving the financial needs of individuals, businesses, governments and financial institutions in the United States and throughout the world.

Holding Company

         Citicorp is a legal entity separate and distinct from Citibank, N.A. and its other subsidiaries and affiliates. Citicorp's bank subsidiaries are subject to various legal limitations on the extent to which they may extend credit, pay dividends or otherwise supply funds to Citicorp. For example, a national bank subsidiary of Citicorp must obtain the approval of the Office of the Comptroller of the Currency if its total dividends declared in any calendar year exceed net profits (as defined) for that year combined with its retained net profits for the preceding two years. In addition, such a bank may not pay dividends in excess of the bank's undivided profits. Citicorp's state-chartered bank subsidiaries are subject to dividend limitations imposed by applicable state law. In determining whether and to what extent to pay dividends, each bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings.

         Citicorp also derives dividends from its non-bank subsidiaries. These subsidiaries are not subject to regulatory restrictions on their payment of dividends to Citicorp, except that a savings association subsidiary may be required to obtain the approval of the Office of Thrift Supervision if total dividends declared by the savings association in any calendar year exceed amounts specified in that agency's regulations. In addition, there are numerous governmental requirements and regulations that affect the activities of Citicorp and its bank and non-bank subsidiaries.

         Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citicorp may be required to commit resources to its subsidiary banks in circumstances where it might not otherwise do so.

         Because Citicorp is a holding company, its rights, and the rights of its creditors and stockholders, including the holders of the securities, to participate in the assets of any of its subsidiaries upon a subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Citicorp may itself be a creditor with recognized claims against the subsidiary.

                                 USE OF PROCEEDS

         Citicorp intends to apply the net proceeds from the sale of the securities to its general funds to be used by its management for corporate purposes, principally to fund investments in, or extensions of credit to, banking and non-banking subsidiaries. Except as otherwise described in a Prospectus Supplement, Citicorp will not have made specific allocations of the proceeds to such purposes at the date of the applicable Prospectus Supplement, although the management of Citicorp will have determined that funds should be raised at that time in anticipation of future funding requirements of the subsidiaries. The precise amount and timing of such investments in and extensions of credit to the subsidiaries will depend upon their funding requirements and the availability of other funds to Citicorp and its subsidiaries.

                        RATIOS OF INCOME TO FIXED CHARGES

         For the nine months ended September 30, 1997 and fiscal years ended December 31, 1996, 1995, 1994, 1993 and 1992, Citicorp's consolidated ratios of income to fixed charges, computed as set forth below, were as follows:

                                        Nine
                                       Months
                                        Ended
                                     September 30,                      Year Ended December 31,
                                     -------------     ------------------------------------------------------
                                          1997         1996          1995       1994         1993        1992
Income to Fixed Charges:
  Excluding Interest on Deposits          2.51         2.69          2.31       1.76         1.44        1.24
  Including Interest on Deposits          1.41         1.48          1.42       1.31         1.18        1.09

         For purposes of computing the consolidated ratio of income to fixed charges, income represents net income, before extraordinary items and cumulative effects of accounting changes, plus income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (except interest paid on deposits) and the interest factor included in rents. Fixed charges, including interest on deposits, represent all interest expense and the interest factor included in rents.

                              DESCRIPTION OF NOTES

         Citicorp may use this Prospectus in connection with the offering of its unsecured debt securities, which may be either senior or subordinated. Throughout this Prospectus, Citicorp's senior unsecured debt securities are referred to as "Senior Notes" and its subordinated unsecured debt securities are referred to as "Subordinated Notes." The Senior Notes and the Subordinated Notes are together referred to as "Notes." Other capitalized terms are used as defined in this Prospectus. If terms are not defined in this Prospectus, they have the meanings assigned to them in the accompanying Prospectus Supplement. Both this Prospectus and the accompanying Prospectus Supplement contain a Glossary that lists the page number on which the definition of a term can be found.

         The Senior Notes will be issued under an indenture dated as of September 1, 1989, as amended, between Citicorp and United States Trust Company of New York, as trustee. Throughout this Prospectus, such Indenture is referred to as the "Senior Indenture."

         The Subordinated Notes will be issued under an indenture dated as of April 1, 1991, as amended, between Citicorp and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee. Throughout this Prospectus, such Indenture is referred to as the "Subordinated Indenture." The Senior Indenture and the Subordinated Indenture are each referred to as an "Indenture" and together are referred to as the "Indentures."

         A copy of each of the Indentures is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. This Prospectus contains a summary of only certain provisions of the Indentures and is not a complete description of either Indenture. For a complete understanding of the Notes and the applicable Indenture, we refer you to the applicable Indenture.

         Pursuant to the terms of the Registration Statement of which this Prospectus forms a part, Citicorp may also offer its preferred stock, common stock and other securities under such Registration Statement.

General

         Each Indenture provides that Citicorp may issue Notes, in addition to the Notes previously issued under the Indenture, in separate series from time to time without limitation as to aggregate principal amount, as authorized from time to time by Citicorp's Board of Directors. (Indentures ss.301). Citicorp may offer the Notes at prices and on terms determined at the time of sale. The particular terms of each series of Notes will be set forth in one or more supplements to this Prospectus (collectively, the "Prospectus Supplement").

         The Senior Notes of each series will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes of each series will be unsecured and will rank equally with all other unsecured and subordinated indebtedness of Citicorp, other than subordinated indebtedness which is designated as junior to the Subordinated Notes.

         Citicorp may use this Prospectus to offer series of Notes under documentation other than and different from the Indentures, so long as the material provisions of the documentation are described in the Prospectus Supplement relating to such series of Notes.

         The applicable Prospectus Supplement will describe the following terms of the Notes of each series:

         o the title of the Notes and whether they are Subordinated Notes or Senior Notes;

         o   any limit on the aggregate principal amount of the Notes;

         o   whether any of the Notes are to be issuable in global form;

         o   the price at which the Notes will be issued;

         o   the date on which the Notes will mature;

         o the rate per annum at which the Notes will bear interest, if any, or the formula pursuant to which such rate will be determined, and the date from which any such interest will accrue;

         o the interest payment dates on which any such interest on the Notes will be payable and the regular record date for any interest payable on any interest payment date;

         o the person to whom any interest on any Note of such series will be payable, if other than the person in whose name that Note is registered at the close of business on the regular record date for such interest, and the extent to which, or the manner in which, any interest payable on a global Note on an interest payment date will be paid;

         o each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Notes will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Form, Exchange, Registration and Transfer," the Notes may be presented for registration of transfer or exchange;

         o the periods within which and the prices at which the Notes may, pursuant to any optional redemption provisions, be redeemed, in whole or in part, and the other terms and provisions of any such optional redemption provisions;

         o the obligation, if any, of Citicorp to redeem or purchase the Notes pursuant to any sinking fund or analogous provisions or at the option of the holder and the period within which and the price at which the Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation, and the other terms and provisions of such obligation;

         o the denominations in which any Notes will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

         o the currency or currency units of payment of principal of and any premium and interest on the Notes, if other than U.S. dollars;

         o any index or formula (which may be based on the value of any currencies, commodities, securities or any group or combination of the same) used to determine the amount of payments of principal of and any premium on the Notes;

         o if applicable, the fact that the terms of the applicable Indenture described below under "Defeasance and Covenant Defeasance" will not apply to such series;

         o any additional restrictive covenants included for the benefit of the holders of such Notes;

         o any additional Events of Default provided with respect to such Notes;

         o   information with respect to book-entry procedures, if any; and

         o any other terms of the Notes consistent with the provisions of the applicable Indenture.(Indentures ss.301).

         Any Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Notes of such series. If Citicorp has an obligation to redeem or purchase the Notes at the option of the holder as provided in the applicable Prospectus Supplement, Citicorp will comply with any applicable provisions of Section 14(e) of the Securities Exchange Act of 1934, as amended, and the related rules and regulations in connection with such redemption or purchase.

         Citicorp may issue Notes of any series as original issue discount Notes. An "original issue discount" Note is a Note, including any zero-coupon Note, which is issued at a price lower than the amount payable upon its stated maturity. An original issue discount Note provides that upon redemption or acceleration of its maturity an amount less than the amount payable upon its stated maturity, as determined in accordance with the terms of such Note, will become due and payable. United States holders of original issue discount Notes having a maturity of more than one year from their date of issue will have to include original issue discount in income for federal income tax purposes as it accrues, generally before receipt of cash attributable to such income.

         To the extent described in the applicable Prospectus Supplement, Citicorp may issue Notes convertible or exchangeable, at the option of the holder or Citicorp, into common stock or other securities of Citicorp or another issuer. Citicorp will describe any applicable conversion or exchange provisions in the Prospectus Supplement.

         Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the applicable Indenture would not necessarily afford holders of either the Senior Notes or the Subordinated

Notes protection in the event of a decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Form, Exchange, Registration and Transfer

         Citicorp will issue Notes of a series in registered form. Each Indenture provides that Citicorp may issue Notes of a series in global form. See "Global Notes."

         Subject to the terms of the applicable Indenture, a holder of Notes of any series may exchange such Notes for other Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Notes may not be exchanged for bearer Notes. (Indentures ss.305).

         Any holder of a Note may present it for exchange as provided above, and may present Notes for registration of transfer (with the form of transfer duly executed), at the office of the security registrar or at the office of any transfer agent designated by Citicorp. Exchange or transfer will be effected without a service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. The security registrar or transfer agent, as the case may be, will effect such transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. Citicorp has appointed Citibank, N.A. as security registrar. (Indentures ss.305). Citicorp may at any time rescind the designation of any transfer agent (other than the security registrar) or approve a change in the location through which any such transfer agent acts. However, Citicorp will be required to maintain a transfer agent in each place of payment for a series of Notes. Citicorp may at any time designate additional transfer agents with respect to any series of Notes. (Indentures ss.1002).

         In the event of any redemption in part of any series of Notes, Citicorp will not be required to:

                   (i) issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before any selection for redemption of Notes of like tenor and of the series of which such Note is a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Notes of like tenor and of such series to be redeemed; or

                  (ii) register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part. (Indentures ss.305).

Payment and Paying Agents

         Unless otherwise indicated in an applicable Prospectus Supplement, principal of and any premium and interest on Notes will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as Citicorp designates from time to time. However, at its option, Citicorp may make payment of any interest by check mailed to the address of the person entitled to such interest as such address appears in the security register. (Indentures ss.201). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Note on any interest payment date will be made to the person in whose name such Note is registered at the close of business on the regular record date for such interest. (Indentures ss.307).

         Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of Citibank, N.A. in the City of New York will be designated as a paying agent for Citicorp for payments with respect to Notes of each series. Any other paying agents initially designated by Citicorp for the Notes of each series will be named in the applicable Prospectus Supplement. Citicorp may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, Citicorp will be required to maintain a paying agent in each place of payment for a series of Notes. (Indentures ss.1002).

         After notice by publication, all moneys paid by Citicorp to a paying agent for the payment of the principal of and any premium or interest on any Note of any series which remain unclaimed at the end of two years after such principal, premium or interest becomes due and payable will be repaid to Citicorp. After repayment to Citicorp, the holder of such Note or its coupon may look only to Citicorp for payment of such principal, premium or interest. (Indentures ss.1003).

Global Notes

         If any Notes of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Note may exchange such interests for Notes of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on any global Note will be payable in the manner described in the applicable Prospectus Supplement. (Indentures ss.304).

Limitations on Liens on Stock of Citibank, N.A.

         Citicorp has covenanted in the Senior Indenture that, so long as any of the Senior Notes which mature more than ten years after their issuance are outstanding, it will not create, incur, assume or suffer to exist any mortgage, pledge, security interest or other encumbrance upon any shares of voting stock of Citibank, N.A. owned by Citicorp as security for indebtedness for borrowed money, unless such Senior Notes are secured equally and ratably with, or prior to, such indebtedness. However, Citicorp may create, incur, assume or suffer to exist any such mortgage, pledge, security interest or other encumbrance so long as, after giving effect to the same, Citicorp will own at least 80% of the voting stock of Citibank, N.A. then issued and outstanding, free and clear of any such mortgage, pledge, security interest or other encumbrance. (Senior Indenture ss.1005). The foregoing covenant also applies to the Subordinated Notes issued prior to the execution of the first supplemental indenture described below in "Certain Amendments to the Subordinated Indenture," but is not a provision of the Subordinated Indenture and does not apply to any series of Subordinated Notes issued since the execution of such first supplemental indenture.

Defaults; Events of Default

         Unless otherwise provided in the applicable Prospectus Supplement, the following are "Events of Default" under the Senior Indenture with respect to any series of Senior Notes:

         o failure to pay principal of or any premium on any Senior Note of that series at maturity;

         o failure to pay any interest on any Senior Note of that series when due, continued for 30 days;

         o failure to deposit any sinking fund payment, when due, in respect of any Senior Note of that series;

         o failure to perform any other covenant of Citicorp in the Senior Indenture (other than a covenant included in the Senior Indenture solely for the benefit of series of Senior Notes other than that series) continued for 60 days after written notice of such default;

         o certain events of bankruptcy, insolvency or reorganization of Citicorp or Citibank, N.A.; and

         o any other Event of Default provided with respect to Senior Notes of that series. (Senior Indenture ss.501).

         Unless otherwise provided in the applicable Prospectus Supplement, the following are "Defaults" under the Subordinated Indenture with respect to any series of Subordinated Notes:

         o failure to pay principal of or any premium on any of the Subordinated Notes of that series at maturity;

         o failure to pay any interest on any Subordinated Note of that series when due, continued for 30 days;

         o failure to perform any other covenant of Citicorp in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of series of Subordinated Notes other than that series) continued for 60 days after written notice of such default;

         o any Event of Default provided with respect to Subordinated Notes of that series;

         o any other Default provided with respect to Subordinated Notes of that series. (Subordinated Indenture ss.503).

         Unless otherwise provided in the applicable Prospectus Supplement, the following are "Events of Default" under the Subordinated Indenture with respect to any series of Subordinated Notes:

         o certain events of bankruptcy, insolvency or reorganization of Citicorp; and

         o any other Event of Default provided with respect to Subordinated Notes of that series. (Subordinated Indenture ss.501).

Unless an Event of Default has occurred and is continuing with respect to a series of Subordinated Notes, neither the holders of such Subordinated Notes nor the trustee under the Subordinated Indenture may declare the acceleration of the payment of principal or premium, if any, of such Subordinated Notes under the Subordinated Indenture.

         Subject to the provisions of the applicable Indenture relating to the duties of the related trustee, in case an Event of Default with respect to either the Senior Notes or the Subordinated Notes occurs, or in case a Default with respect to the Subordinated Notes occurs and is continuing, the trustee has no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes of any series or any related coupons unless such holders offer the trustee reasonable indemnity. (Indentures ss.ss.601, 603). The holders of a majority in aggregate principal amount of the outstanding Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the related trustee, or exercising any trust or power conferred on the trustee, with respect to Notes of that series, provided that such direction does not conflict with applicable law or the applicable Indenture or have a substantial likelihood of involving such trustee in personal liability. (Indentures ss.512).

         If an Event of Default with respect to Notes of any series at the time outstanding occurs and is continuing, either the related trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series may declare the principal, or, if any such Notes are original issue discount Notes, such lesser amounts as may be described in the applicable Prospectus Supplement, of all such outstanding Notes of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Notes of any series has been made, but before a judgment or decree for payment of money due has been obtained by such trustee, the holders of a majority in aggregate principal amount of outstanding Notes of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been remedied or waived. (Indentures ss.502).

         No holder of any Notes of any series or any related coupons will have any right to institute any proceeding with respect to the applicable Indenture, unless the following conditions are met:

         o The holder gives to the related trustee written notice of a continuing Event of Default, or of a continuing Default;

         o The holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request of the trustee to institute such proceeding as trustee;

         o The holders offer reasonable indemnification to the trustee against the costs, liabilities and expenses of instituting such proceeding;

         o The trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Notes of that series a direction inconsistent with such request; and

         o The trustee has not instituted such proceeding within 60 days after receipt of the request and offer of indemnification. (Indentures ss.507).

However, such limitations do not apply to a suit instituted by a holder of an outstanding Note of that series for enforcement of payment of the principal of, or any premium or interest on, such Note on or after the respective due dates expressed in such Note. (Indentures ss.508).

         Citicorp is required to furnish annually to each trustee a statement as to its performance or fulfillment of covenants, agreements or conditions in the applicable Indenture and the absence of defaults thereunder. (Indentures ss.1004).

Meetings, Modification and Waiver

         Citicorp and the related trustee may make modifications and amendments of each Indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes of each series affected by such modification or amendment. However, if the modification or amendment would result in any of the following events occurring, it may be made only with the consent of the holders of each outstanding Note affected by the modification or amendment:

         o change the stated maturity of the principal of, or any installment of principal of or interest on, any Note;

         o reduce the principal amount of, or premium or interest on, any Note;

         o        change any obligation of Citicorp to pay additional amounts;

         o reduce the amount of principal of an original issue discount Note payable upon acceleration of its maturity;

         o change the coin or currency in which any Note or any premium or interest is payable;

         o impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

         o reduce the percentage in principal amount of outstanding Notes of any series, the consent of whose holders is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults;

         o reduce the requirements contained in such Indenture for quorum or voting;

         o change any obligation of Citicorp to maintain an office or agency in the places and for the purposes required by such Indenture; or

         o        modify any of the above provisions. (Indentures ss.902).

Under certain limited circumstances, Citicorp and the related trustee may make modifications and amendments of such Indenture without the consent of any holders of outstanding Notes. (Indentures ss.901).

         The holders of at least a majority in aggregate principal amount of the outstanding Notes of a series may, on behalf of the holders of all the Notes of that series, waive, insofar as that series is concerned, compliance by Citicorp with certain restrictive provisions of the applicable Indenture. (Indentures ss.1007). The holders of not less than a majority in aggregate principal amount of the outstanding Notes of a series may, on behalf of all holders of Notes of that series and any coupons, waive any past default under the applicable Indenture with respect to Notes of that series. However, such holders may not waive any past default in the payment of principal of, or any premium or interest on, any Note of such series or in respect of a covenant or provision of the applicable Indenture which cannot be modified or amended without the consent of the holders of each outstanding Note of such series affected. (Indentures ss.513).

         Each Indenture provides that the following principles will be used in determining whether the holders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver or are present at a meeting of holders of Notes for quorum purposes:

         o the principal amount of an original issue discount Note that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of its maturity; and

         o the principal amount of a Note denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined on the date of original issuance of such Note, of the principal amount of such Note or, in the case of an original issue discount Note, the U.S. dollar equivalent, determined on the date of original issuance of such Note, of the amount determined as provided in the clause above. (Indentures ss.101).

         The trustee may call a meeting of the holders of Notes of a series at any time. The trustee will also call a meeting upon request of Citicorp or the holders of at least 10% in aggregate principal amount of the outstanding Notes of such series. In any case, a meeting will be called upon notice given in accordance with "Notices" below. (Indentures ss.1302). Except for any consent which must be given by the holder of each outstanding Note affected, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding Notes of that series. However, any resolution with respect to any consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in aggregate principal amount of outstanding Notes of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of not less than such specified percentage in aggregate principal amount of the outstanding Notes of that series. Any resolution passed or decision taken at any meeting of holders of Notes of any series duly held in accordance with the applicable Indenture will be binding on all holders of Notes of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any adjourned meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding Notes of a series. However, if any action is to be taken at such meeting with respect to a consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in aggregate principal amount of the outstanding Notes of a series, the persons holding or representing such specified percentage in aggregate principal amount of the outstanding Notes of such series will constitute a quorum. (Indentures ss.1304).

Consolidation, Merger and Sale of Assets

         Citicorp may, without the consent of the holders of any of the Outstanding Notes of a series, consolidate with, merge into or transfer its assets substantially as an entirety to any corporation organized under the laws of any domestic or foreign jurisdiction, provided certain conditions are met. Those conditions are the following:

         o the successor corporation must assume Citicorp's obligations on the Notes of each series and under the applicable Indenture;

         o after giving effect to the merger or transfer, with respect to the Senior Notes, no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing;

         o after giving effect to the merger or transfer, with respect to the Subordinated Notes, no Default, and no event which, after notice or lapse of time, or both, would become a Default, has occurred and is continuing; and

         o        certain other conditions are met. (Indentures ss.801, 802).

Notices

          Notices to holders of Notes will be given by mail to the addresses of such holders as they appear in the security register. (Indentures ss.106).

Title

         Citicorp and the related trustee, and any agent of Citicorp or such trustee, may treat the registered owner of any Note as the absolute owner of such Note (whether or not such Note or coupon is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.
(Indentures ss.308).

Replacement of Notes and Coupons

         Citicorp will replace at the expense of the holder any mutilated Note, or a Note with a mutilated coupon, upon surrender of such Note to the related trustee. At the expense of the holder, Citicorp will replace Notes or coupons that become destroyed, lost or stolen upon delivery to such trustee of evidence of the destruction, loss or theft of such Notes or coupons satisfactory to Citicorp and such trustee. In the case of any coupon which becomes destroyed, lost or stolen, Citicorp will replace such coupon by issuance of a new Note in exchange for the Note to which such coupon appertains. In the case of a destroyed, lost or stolen Note or coupon, Citicorp and the applicable trustee may require an indemnity satisfactory to such trustee and Citicorp at the expense of the holder of such Note or coupon before a replacement Note will be issued. (Indentures ss.306).

Defeasance and Covenant Defeasance

         Unless otherwise specified in the applicable Prospectus Supplement for a series of Notes, Citicorp may be released (i) from any and all obligations with respect to such Notes (subject to the terms of the applicable Indenture) and/or (ii) from its obligations described above under "Limitations on Liens on Stock of Citibank, N.A." Such release will occur, in either case, upon the deposit with the related trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such Notes to Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments on such Notes. In this Prospectus, Citicorp's release from obligations as described in clause (i) above is referred to as "defeasance", and as described in clause (ii) above is referred to as "covenant defeasance."

         As a condition to defeasance or covenant defeasance, Citicorp must deliver to the related trustee an opinion of counsel to the effect that the holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a published ruling of the Internal Revenue Service or changes in applicable United States federal income tax law occurring after the date of the applicable Indenture. (Indentures Article Fourteen).

         Defeasance by Citicorp with respect to the Notes of a series is permitted notwithstanding Citicorp's prior covenant defeasance with respect to such series. Following a defeasance, payment of such Notes may not be accelerated because of an Event of Default or a Default. (Indentures ss.1402). Following a covenant defeasance, payment of Senior Notes, or the Subordinated Notes issued prior to the execution of the first supplemental indenture described below in "Certain Amendments to the Subordinated Indenture," may not be accelerated by reference to the covenant noted under clause (ii) above. (Senior Indenture ss.1403, original Subordinated Indenture (prior to execution of first supplemental indenture) ss.1403). However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on such Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Subordination

         The Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness of Citicorp. In the event that Citicorp defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default has been cured or waived or ceases to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made on account of the principal of or interest on the indebtedness evidenced by the Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Notes.

         In the event of any of the following, all Senior Indebtedness (including any interest on Senior Indebtedness accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution under the Subordinated Notes, whether in cash, securities or other property, will be made to any Subordinated Note holders:

         o any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Citicorp, its creditors or its property;

         o any proceeding for the liquidation, dissolution or other winding-up of Citicorp, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

         o   any assignment by Citicorp for the benefit of creditors; or

         o   any other marshaling of the assets of Citicorp.

In such event, any payment or distribution under the Subordinated Notes, whether in cash, securities or other property (other than securities of Citicorp or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate at least to the extent provided in the subordination provisions with respect to the Subordinated Notes to the payment of all Senior Indebtedness at the time outstanding, and to any securities issued under any such plan of reorganization or readjustment), which would otherwise (but for those subordination provisions) be payable or deliverable in respect of the Subordinated Notes, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest on Senior Indebtedness accruing after the commencement of any such proceedings) has been paid in full. If any payment or distribution under the Subordinated Notes, of any character whether in cash, securities or other property (other than securities of Citicorp or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued under any such plan of reorganization or readjustment), is received by any holder of any Subordinated Notes in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. (Subordinated Indenture ss.1501).

         "Senior Indebtedness" means any obligation of Citicorp to its creditors, whether outstanding on the date of the Subordinated Indenture or subsequently incurred, other than:

         o any securities issued under the Subordinated Indenture (including Subordinated Notes);

         o all other unsecured and subordinated indebtedness of Citicorp, and all other unsecured and subordinated guarantees by Citicorp of indebtedness of other persons;

         o all obligations incurred or assumed by Citicorp in the ordinary course of business in connection with the obtaining of materials or services, and all obligations of Citicorp in respect of any guarantees of such obligations of subsidiaries of Citicorp (provided that obligations described in this clause do not include traveler's checks or other unsubordinated financial instruments); and

         o any other obligations as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligation is not Senior Indebtedness. (Subordinated Indenture ss.101).

Neither Indenture limits the issuance of additional Senior Indebtedness.

         Because Citicorp is a holding company, its rights and the rights of its creditors, including the holders of the Notes, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Citicorp may itself be a creditor with recognized claims against the subsidiary.

Certain Amendments to the Subordinated Indenture

         As of November 27, 1992, the Subordinated Indenture was amended by a first supplemental indenture. The first supplemental indenture was entered into in response to an interpretation of the staff of the Board of Governors of the Federal Reserve System concerning the capital treatment of subordinated debt. It amended the Subordinated Indenture by removing a restrictive covenant relating to liens on the stock of Citibank, N.A. and by narrowing the definition of "Event of Default" to provide that the appointment of a receiver or trustee (or similar official) for Citicorp or substantially all of its property (rather than a substantial part of its property) is an Event of Default. These amendments do not apply to any series of Subordinated Notes issued prior to the execution of the first supplemental indenture. Therefore, holders of Subordinated Notes issued prior to the execution of the first supplemental indenture could be entitled to demand immediate payment of their securities upon the occurrence of certain events of bankruptcy or insolvency which would not entitle the holders of Subordinated Notes offered by this Prospectus or issued since the execution of the first supplemental indenture to demand such payment.

Governing Law

         Each Indenture, the Notes and the coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Indentures ss.113).

Concerning the Trustees

         United States Trust Company of New York, the trustee under the Senior Indenture, has its principal corporate trust office at 114 West 47th Street, New York, New York 10036 and is also trustee under other Citicorp indentures under which unsecured debt securities are currently outstanding.

         The Chase Manhattan Bank (formerly known as Chemical Bank), the trustee under the Subordinated Indenture, has its principal corporate trust office at 450 West 33rd Street, New York, New York 10001, and is also trustee under other indentures under which subordinated unsecured debt securities issued or guaranteed by Citicorp are currently outstanding.

         Citicorp or its affiliates maintain certain accounts and other banking relationships with the trustees and their respective affiliates.

                             FOREIGN CURRENCY RISKS

General

         Citicorp may offer securities denominated in any foreign currency or currency unit. Citicorp will provide the specific terms of any security denominated in a foreign currency at the time of its offering in a supplement to this Prospectus.

         Citicorp does not advise persons who are not residents of the United States and who are prospective purchasers of securities denominated in a foreign currency regarding any matters that may affect the purchase or holding of such securities or the receipt of payments of principal of and any premium and interest on the same. Such persons should consult their own legal advisors with regard to such matters.

         An investment in securities denominated in a foreign currency entails significant risks and is not an appropriate investment for an investor who is not experienced in foreign currency transactions. If you are considering investing in securities denominated in a foreign currency, you should consult your own financial and legal advisors as to the risks entailed in such an investment.

Exchange Rates and Exchange Controls

         To invest in securities denominated in a foreign currency entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include the possibility of the rate of exchange between the U.S. dollar and the relevant foreign currency changing significantly and the possibility of either the United States or foreign governments imposing or modifying foreign exchange controls. Such risks generally depend on economic and political events over which Citicorp has no control. In recent years, the rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile, and they may be highly volatile in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, do not necessarily indicate how fluctuations in the rate may occur during the term of any securities denominated in a foreign currency. Changes in the exchange rate of the relevant foreign currency against the U.S. dollar would generally result in changes in the U.S. dollar-equivalent market value of the security.

                              PLAN OF DISTRIBUTION

         Citicorp may offer and sell the securities directly to one or more purchasers, through agents designated from time to time or through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Such underwriters or agents may be affiliates of Citicorp, and offers and sales of securities may include secondary market transactions by affiliates of Citicorp. Such affiliates may act as principal or agent in such transactions. Such transactions will be made at prices related to prevailing market prices at the time of sale.

         Citicorp will set forth in the applicable Prospectus Supplement the terms of the offering to which such Prospectus Supplement relates, including the name or names of any underwriters or agents, the public offering or purchase price, the net proceeds to Citicorp from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, any commissions allowed or paid to agents, and the securities exchanges, if any, on which the securities will be listed. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange. Direct sales may be made on a national securities exchange or otherwise. If Citicorp, directly or through agents, solicits offers to purchase Notes, Citicorp reserves the sole right to accept and, together with its agents, to reject in whole or in part any proposed purchase of Notes.

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

         Citicorp may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. If so indicated in the applicable Prospectus Supplement, Citicorp will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from Citicorp pursuant to delayed delivery contracts providing for payment and delivery at a future date.

         Any underwriter or agent participating in the distribution of securities, including securities offered by this Prospectus, may be deemed to be an underwriter of those securities under the Securities Act of 1933, as amended, and any discounts or commissions received by them and any profit realized by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions. Citicorp may agree to indemnify underwriters, agents and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, in connection with their participation in the distribution of Citicorp securities.

         If an affiliate or subsidiary of Citicorp participates in the offer and sale of the securities, such participation will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. relating to underwriting securities of an affiliate. No Citicorp affiliate or subsidiary which is a member of the National Association of Securities Dealers, Inc. and which is participating in offers and sales will execute a transaction in the securities in a discretionary account without the prior written specific approval of the member's customer.

         Underwriters and agents participating in the distribution of Citicorp securities, and their controlling persons, may engage in transactions with and perform services for Citicorp in the ordinary course of business.

                             VALIDITY OF SECURITIES

         Stephen E. Dietz, as an Associate General Counsel of Citibank, N.A., will pass upon the validity of the securities for Citicorp. Mr. Dietz owns or has the right to acquire a number of shares of Common Stock of Citicorp equal to less than 0.01% of the outstanding Common Stock of Citicorp.

                                     EXPERTS

         Citicorp has incorporated by reference the consolidated financial statements of Citicorp and subsidiaries included in Citicorp's Annual Report and Form 10-K for 1996 in reliance upon the report set forth in such Annual Report and Form 10-K of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements refers to the fact that in 1994 Citicorp adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," and Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

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                                    GLOSSARY

                                                                            Page
Default  ..............................................................        9

Event of Default.......................................................     8, 9

Indenture..............................................................        4

Notes..................................................................        4

Prospectus Supplement..................................................        5

SEC....................................................................        2

Senior Indebtedness....................................................       14

Senior Indenture.......................................................        4

Senior Notes...........................................................        4

Subordinated Indenture.................................................        4

Subordinated Notes.....................................................        4


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